Exhibit 3.206

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PMR CORPORATION

PMR CORPORATION, a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

1. The name of the corporation is PMR Corporation (the “Corporation”).

2. The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was January 8, 1988 under the name Zaron Capital, Inc.

3. The Certificate of Incorporation of this Corporation is hereby amended and restated to read as follows:

Article I.

The name of this Corporation is PMR CORPORATION.

Article II.

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Article III.

The name of the registered agent in Delaware at such address is The Corporation Trust Company.

Article IV.

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/09/1998 981089721 – 2148781

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Article V.

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation is authorized to issue is twenty million (20,000,000) shares, of which nineteen million (19,000,000) shares shall be Common Stock, each having a par value of one cent ($.01) per share and one million (1,000,000) shares shall be Preferred Stock, each having a par value of one cent ($.01) per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article VI.

All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws by the Board of Directors; provided, however, that Bylaws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment to the Bylaws.

Article VII.

A. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after

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approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extend permitted by Delaware General Corporation Law, as so amended.

B. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Article VIII.

The Corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any such expense, liability or loss, to the fullest extent permitted by the Delaware General Corporation Law.

Article IX.

Amendments to the Certificate of Incorporation of the Corporation shall require the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment to the Certificate of Incorporation. Notwithstanding the foregoing, in the event that a resolution to amend the Certificate of Incorporation of the Corporation is adopted by the affirmative vote of at least eighty percent (80%) of the Board of Directors, approval of the amendment shall only require the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally on such amendment, voting together as a single class.

Article X.

A. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under Specified circumstances, the number of Directors of the Corporation shall be fixed from time to

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time by affirmative vote of a majority of the Directors then in office. The Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation after 1996, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of directors need not be by written ballot unless so provided in the Bylaws of the Corporation.

B. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

D. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the consent of the Board of Directors shall be required to alter, amend, or adopt any provisions inconsistent with or repeal this Article X.

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4. This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation.

5. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the board of directors and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was 6,925,819 shares of Common Stock. A majority of the outstanding shares of Common Stock approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the Delaware General Corporation Law and written notice of such was given by the Corporation in accordance with said Section 228.

5.

IN WITNESS WHEREOF, said PMR Corporation has caused this Certificate to be signed by its Chief Executive Officer, Allen Tepper, and attested to by its Secretary, Susan D. Erskine, this 6th day of March, 1998.

Allen Tepper Chief Executive Officer

Attest:

Susan D. Erskine
Secretary

6.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:01 PM 08/05/2002 020496075 – 2148781

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PMR CORPORATION

(Incorporated on January 8, 1988)

(Pursuant to Section 242 of the General

Corporation Law of the State of Delaware)

PMR Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies:

FIRST:	The name of the Corporation is PMR Corporation.

SECOND:	The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 1998.

THIRD:	The Amended and Restated Certificate of the Corporation is hereby amended so that ARTICLE I reads in its entirety as follows:

“The name of this Corporation is Psychiatric Solutions, Inc.”

FOURTH:	The Amended and Restated Certificate of the Corporation is hereby amended so that ARTICLE V reads in its entirety as follows:

“A. This Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” All of said shares shall be one cent ($0.01) par value each. The total number of shares of stock that the Corporation is authorized to issue is Fifty Million (50,000,000), of which Forty-Eight Million (48,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share, and Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of share constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. The Corporation may purchase, directly or indirectly, its own shares to the extent that may be allowed by law.

D. Effective immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to such Effective Time shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent, one-third of one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share. Notwithstanding the foregoing, no fraction of a share of Common Stock shall be issued by virtue of such conversion and reclassification, and any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares to be received by such stockholder) shall automatically be rounded down to the nearest whole share. Each certificate representing shares of Old Common Stock shall thereafter represent that number of shares of Common Stock determined in accordance with the previous sentences; provided, however, that each person holding of record a stock certificate or certificates representing shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled. In addition, any options to acquire shares of Common Stock (each, an “Option”) outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof or the Corporation, be adjusted as follows: (i) the number of shares of Common Stock subject to such Option shall be divided by 3 (rounded down to the nearest whole share); and (ii) the per share exercise price set forth in such Option shall be multiplied by 3, subject to appropriate reduction on account of any fractions not issued as a result of rounding down; provided, however, that the foregoing adjustments shall not apply if the plan under which a particular Option was granted provides for adjustments similar to the foregoing. The provisions of this Paragraph D shall not change the par value of the Common Stock as set forth in Article V, Paragraph A hereof.”

FIFTH:	The above amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted by the unanimous approval of the Board of Directors of the Corporation and have been duly approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation of the Corporation, or otherwise.

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[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 5th day of August, 2002.

PMR CORPORATION

By:	/s/ Fred Furman
Fred Furman
President and General Counsel

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:44 AM 03/21/2003 030190693 – 2148781

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF PSYCHIATRIC SOLUTIONS, INC.

(Incorporated on January 8, 1988)

(Pursuant to Section 242 of the General

Corporation Law of the State of Delaware)

PSYCHIATRIC SOLUTIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:	The name of the Corporation is Psychiatric Solutions, Inc.

SECOND:	The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 1998, and was amended on August 5, 2002 and August 30, 2002.

THIRD:	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that Section A of ARTICLE V reads in its entirety as follows:

“A. This Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation is authorized to issue is Fifty-Four Million (54,000,000), of which Forty-Eight Million (48,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share, and Six Million (6,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

FOURTH:	The above amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted and approved at a telephonic meeting of the members of the Board of Directors and duly adopted and approved at a special meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate on this 21st day of March 2003.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Joey Jacobs
Name:	Joey Jacobs
Title:	Chairman, CEO and President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:50 AM 03/24/2003 030194627 - 2148781

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

of

PSYCHIATRIC SOLUTIONS, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

I, the undersigned, Joey A. Jacobs, President and Chief Executive Officer of Psychiatric Solutions, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article V of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, (which authorizes an aggregate of 6,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Number and Designation. 4,545,454 shares of the Preferred Stock of the Corporation shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated, unless the context otherwise requires.

“Accreted Value” means, as of any date, with respect to each share of Series A Preferred Stock, $5.50 (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common Stock) plus the amount of dividends that have accrued, compounded and been added as of the most recent Compounding Date pursuant to Section 4(a) hereof.

“Adjusted Conversion Price” means, with respect to any share of Series A Preferred Stock, at any time, the Initial Conversion Price of such share of Series A Preferred Stock, as adjusted from time to time pursuant to Section 6(e) hereof.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental actions to close.

“Common Stock” means the Corporation’s Common Stock, par value $0.01 per share.

“Common Stock Equivalent” means any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation, the Series A Preferred Stock and any option, warrant or subscription right with respect to any Common Stock or Common Stock Equivalent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Securities” means Common Stock or Common Stock Equivalents issued:

(i) pursuant to the Corporation’s stock option plans or pursuant to any other Common Stock related employee compensation plans of the Corporation approved by the Corporation’s Board of Directors or its predecessors (including such plans under Section 423 of the Internal Revenue Code of 1986, as amended),

(ii) to vendors, banks, lenders and equipment lessors of the Corporation or its subsidiaries in transactions the primary purpose of which is not the raising of capital, provided that the aggregate number of shares of Common Stock so issued after the date of the Stock Purchase Agreement do not exceed 500,000 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common Stock),

(iii) pursuant to (A) the conversion of convertible notes or other debt instruments outstanding as of the date of the Stock Purchase Agreement, (B) the exercise of warrants outstanding as of the date of the Stock Purchase Agreement or referred to in clause (v) below and (C) obligations of the Corporation existing as of the date of the Stock Purchase Agreement to issue shares of Common Stock which in the case of clause (A), (B) or (C), are specifically disclosed in; the Stock Purchase Agreement and/or on the schedules to the Stock Purchase Agreement,

(iv) as consideration in connection with (A) acquisitions by the Corporation or its subsidiaries of assets or equity securities of third Persons engaged in businesses which are similar to the Corporation’s business or (B) mergers, consolidations, joint ventures or other business combinations by the Corporation with third Persons engaged in businesses which are similar to the Corporation’s business,

(v) upon exercise of warrants to purchase shares of Common Stock which have been issued or which are issuable pursuant to that certain Securities Purchase Agreement, dated as of June 28, 2002 (the “1818 Securities Purchase Agreement”), by and between Psychiatric Solutions Hospitals, Inc., a Delaware corporation (f/k/a Psychiatric Solutions, Inc.) and The 1,818 Fund, as in effect on the date of the Stock Purchase Agreement,

(vi) upon exercise or conversion of any security the issuance of which caused an adjustment under Section 6(e)(v) or 6(e)(vi) hereof), or

(vii) pursuant to a stockholder rights plan (i.e., a “poison pill” plan) which does not treat Oak (or Oak Investment Partners VII, Limited Partnership or Oak VII Affiliates Fund, Limited Partnership) as an “Acquiring Person” (or other similar definition adverse to Oak or Oak Investment Partners VII, Limited Partnership or Oak VII Affiliates Fund, Limited Partnership) and which does not treat any acquisition by Oak or Oak Investment Partners VII, Limited Partnership or Oak VII Affiliates Fund, Limited Partnership of shares of capital stock of the Corporation (or any options, rights, warrants or convertible securities) as a “Triggering Event” or “Distribution Event” (or other similar event which would cause ownership of capital stock by Oak or any such entity to cause a distribution event, flip-over event or flip-in event).

“First Funding” has the meaning specified in the Stock Purchase Agreement.

“First Funding Date” means the date of the First Funding.

“Funding” has the meaning specified in the Stock Purchase Agreement.

“Initial Conversion Price” means with respect to any share of Series A Preferred Stock issued at the applicable Funding, $5.50 per share of Series A Preferred Stock, subject to adjustment from time to time pursuant to Section 6(e) hereof.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, the sum of (i) $5.50 per; whole share of Series A Preferred Stock (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Series A Preferred Stock) plus (ii) accrued and unpaid dividends on such share of Series A Preferred Stock through the date of determination or payment.

“Market Price” means, with respect to the Common Stock, on any given day, (i) the closing price per share on the principal securities exchange on which the Common Stock may at the time be listed, or (ii) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (iii) if the Common Stock is so quoted, but not so traded, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, or (iv) if the Common Stock is not listed or authorized for trading on the Nasdaq National Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose and reasonably acceptable to the holders of a majority of the outstanding Scries A Preferred Stock, If the Common Stock is not listed on any securities exchange or listed and traded in a manner that the prices; or quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as mutually agreed upon by the Corporation and the holders of a majority of the outstanding Series A Preferred Stock.

“Oak” means Oak Investment Partners X, Limited Partnership, Oak X Affiliates Fund, Limited Partnership and their respective Affiliates.

“outstanding”, when used with reference to shares of stock, means issued and outstanding shares, excluding shares held by the Corporation or a subsidiary.

“Person” means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” means the principal securities exchange on which the Common Stock may at the time be listed, or if at such time the Common Stock is not so listed, the Nasdaq National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or hading market for the Common Stock.

“Salix” means Salix Ventures II, L.P., Salix Affiliates II, L.P. and their respective Affiliates.

“Second Funding” has the meaning specified in the Stock Purchase Agreement.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated on or about January 6, 2003, between the Corporation and the Purchasers party thereto, as in effect from time to time in accordance with its terms.

“The 1818 Fund” means The 1818 Mezzanine Fund II, L.P. and its Affiliates.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York City Time, on the first trading day of the applicable 30-day trading day period described in Section 6(a) and ending at 4:00 p.m., New York City Time, on the last trading day in the applicable thirty (30) consecutive trading day period described in Section 6(a), as reported by Bloomberg Financial Markets, or any successor thereto (“Bloomberg”), through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time, on the first trading day of the applicable thirty (30) consecutive trading period described in Section 6(a) and ending at 4:00 p.m., New York City Time, on the last trading day of the applicable thirty (30) consecutive trading day period described in Section 6(a), as reported by Bloomberg. If the VWAP cannot be calculated for such security on any of the foregoing bases, the VWAP of such security shall be the fair market value as mutually agreed upon by the Corporation and the holders of a majority of the outstanding Series A Preferred Stock, in cach case, in each party’s sole discretion. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

3. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of Common Stock of the Corporation and to any other class or series of any class of Preferred Stock of the Corporation, whether now outstanding or issued hereafter. Other than as permitted by Section 7(b) hereof, the Corporation shall not create any class or series of preferred stock or any convertible debt securities ranking pari passu with or senior to the Series A Preferred Stock with respect to dividend rights and/or rights on liquidation, winding-up and dissolution without the approval of holders of a majority of the outstanding shares of Series A Preferred Stock.

4. Dividends.

(a) The holders of shares of Series A Preferred Stock shall receive dividends, out of the assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock or any other equity securities of the Corporation (including other Preferred Stock), at an annual rate equal to (i) five percent (5%) of the Accreted Value through and until the second anniversary of the First Funding Date and (ii) seven percent (7%) of the Accreted Value from and after the second anniversary of the First Funding Date, in each case, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, whether or not declared. Accrued and unpaid dividends shall not be paid in cash but instead shall compound and be added to the Accreted Value in effect immediately prior to the Compounding Date, on a quarterly basis on March 31st, June 30th, September 30th and December 31st of each year (each such date, a “Compounding Date”), whether or not declared by the Board of Directors.

(b) All accrued and unpaid dividends, if any, on each share of Series A Preferred Stock shall, to the extent funds are legally available therefor, be paid only upon the earliest to occur of (i) a Liquidation, (ii) an optional conversion of such shares of Series A Preferred Stock pursuant to Section 6(a)(ii) below and (iii) a mandatory conversion of such shares of Series A Preferred Stock pursuant to Section 6(a)(iii) below (each, a “Dividend Payment Date”). On a Dividend Payment Date, all accrued dividends shall be paid, (x) in the case of a Liquidation, in cash, and (y) in the case of an optional conversion or a mandatory conversion, in shares of Common Stock.

(c) So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock or any other equity securities (including other Preferred Stock) of the Corporation until all dividends (set forth in Section 4(a) above) on the Series A Preferred Stock shall have been paid or declared and set apart other than (i) any payment due pursuant to the Contingent Value Rights Agreement, dated as of August 2, 2002 between the Corporation and StockTrans, Inc., as trustee and Fred Furman as representative, without giving effect to any amendments, waivers or modifications thereof (the “Contingent Value Rights Agreement”), (ii) any payments to CapitalSource Holdings LLC (“CapitalSource”) in connection with an exercise of its “put right” under Section 10 of the Common Stock Purchase Warrants issued to CapitalSource on August 5, 2002, as in effect on the date of the Stock Purchase Agreement (the “CapitalSource Warrant”) and (iii) any payments to The 1818 Fund in connection with an exercise of its rights pursuant to Article XIII of the 1818 Securities Purchase Agreement.

5. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other equity securities (including other Preferred Stock) of the Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock held thereby an amount in cash equal to the Liquidation Preference of such share of Series A Preferred Stock. If, upon any Liquidation of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock if all amounts payable thereon were paid in full. Notwithstanding anything in this Section 5 to the contrary, if a holder of Series A Preferred Stock would receive under and pursuant to Section 5(b) a greater liquidation amount than such holder is entitled to receive pursuant to this Section 5(a) by converting such shares of Scries A Preferred Stock into shares of Common Stock, then such holder shall not receive any amounts under this Section 5(a), but shall be treated for purposes of this Section 5 as though such holder had converted into shares of Common Stock, whether or not such holder had elected to so convert.

(b) Upon the completion of the distribution required by Section 5(a) and any other distribution that may be required with respect to any other series of Preferred Stock that may from time to time come into existence, subject to the rights of any other scries of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive the distribution of the remaining assets, or the proceeds thereof.

(c) Notwithstanding anything else in this Certificate of Designations, a Liquidation of the Corporation shall also be deemed to include (A) (i) the acquisition of the Corporation by another Person or Persons by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or similar transaction, whether of the Corporation with or into any other Person or Persons or of any other Person or Persons with or into the Corporation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation; provided that a consolidation or merger as a result of which the holders of capital stock of the Corporation immediately prior to such merger or consolidation possess (by reason of such holdings) 50% or more of the voting power of the corporation surviving such merger, consolidation or similar transaction (or other Person which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such merger or consolidation) shall not be treated as a Liquidation of the Corporation within the meaning of this Section 5 or (B) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(l) of the Exchange Act) acquires beneficial ownership

(as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the Common Stock or the voting power of the Corporation ((A) or (B), a “Change of Control”); provided that if Oak acquires beneficial ownership of more than 50% of the Common Stock or voting power of the Corporation solely by virtue of (x) the accrual of dividends oh its shares of Series A Preferred Stock pursuant to Section 4 above, (y) an adjustment to the Adjusted Conversion Price of the Series A Preferred Stock pursuant to Section 6 and/or (z) any ordinary course repurchase or redemption of securities by the Corporation, then no Change of Control shall be deemed to have occurred as a result of Oak’s beneficial ownership of more than 50% of the Common Stock or voting power of the Corporation until such time as Oak actively acquires beneficial ownership of additional shares of Common Stock or voting power (whether through a purchase, a merger, by forming a “group” or otherwise) such that Oak would beneficially own more than 50% of the Common Stock or voting power of the Corporation immediately following such transaction. For the avoidance of doubt, none of (x) Oak, Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, on the one hand, and (y) Salix, CGJR II, L.P., CGJR/MF III, L.P., CGJR Health Care Services Private Equities, L.P. and/or The 1818 Fund, on the other hand, shall be deemed to be a “group” unless, and only to the extent that, any such entities jointly file a Schedule 13G or Schedule 13D with Oak after the First Funding Date as a “group” pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder. The Corporation shall take all steps necessary to ensure that no Liquidation shall be effected without compliance with this Section 5. Without limiting the foregoing, if necessary in order to accomplish the objectives of this Section 5, the Corporation shall make payment of the Liquidation Preference of the Series A Preferred Stock by way of redemption of the outstanding shares of Series A Preferred Stock immediately after the consummation of the Liquidation.

(d) Notwithstanding anything to the contrary, the Corporation shall not pay any amounts (including dividends) in respect of the Series A Preferred Stock in a Liquidation unless (i) all Obligations (as such term is defined in that certain Revolving Credit and Term Loan Agreement (the “Credit Agreement”) dated as of November 30, 2001 by and among the Corporation, such other borrowers signatory thereto, and CapitalSource Finance LLC) due to CapitalSource Finance LLC (or its Affiliates) in such Liquidation pursuant to the terms of the Credit Agreement and the notes issued thereunder have first been paid in full and (ii) all amounts due to The 1818 Fund (or its Affiliates) in such Liquidation pursuant to the terms of the 1818 Securities Purchase Agreement and the notes issued thereunder have first been paid in full,

6. Conversion.

(a)

(i) Shares of Series A Preferred Stock shall be convertible into Common Stock on the terms and conditions set forth in this Section 6.

(ii) Subject to the provisions of this Section 6, each holder of shares of Series A Preferred Stock shall have the right, at any time, at such holder’s option, to convert any or all outstanding shares (and fractional shares) of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock.

(iii) In addition, if the VWAP of the Common Stock for any thirty (30) consecutive trading day period which commences at any time after the 18-month anniversary of the First Funding Date exceeds $15.00 per share (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common Stock) (a “Mandatory Conversion Event”), then, upon such Mandatory Conversion Event, each outstanding share of Series A Preferred Stock shall automatically be converted into Common Stock as set forth in this Section 6 and in accordance with Section 6(c) hereof.

(iv) The number of shares of Common Stock deliverable upon the conversion hereunder of a share of Series A Preferred Stock as of any date shall be an amount equal to (A) the Liquidation Preference divided by (B) the Adjusted Conversion Price of such share of Series A Preferred Stock.

(b) Conversion Requirements.

(i) In order to exercise the conversion privilege, the holder of the shares of Series A Preferred Stock to be converted shall surrender the certificate representing such shares of Series A Preferred Stock (or a lost stock affidavit therefor reasonably acceptable to the Corporation) at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares of Series A Preferred Stock to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney.

(ii) As promptly as practicable after the surrender by a holder of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, (w) a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 6, (x) any cash adjustment required pursuant to Section 6(d) hereof and (y) in the event of a conversion in part, a certificate or certificates for the whole number of shares of Series A Preferred Stock not being so converted.

(iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered to the Corporation for conversion and such notice received by the Corporation as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. All, shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing, shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 6 and a certificate or certificates representing shares of Series A Preferred Stock not converted.

(iv) The Corporation covenants that, during the period when conversion rights exist, the Corporation will at all times reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock to permit conversion in full of the outstanding shares of Series A Preferred Stock at the Adjusted Conversion Price from time to time in effect. The Corporation agrees that its issuance of Series A Preferred Stock shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue promptly the necessary certificates for shares of Common Stock upon the conversion of Series A Preferred Stock.

(c) Upon the occurrence of a Mandatory Conversion Event, all holders of shares of Series A Preferred Stock shall surrender to the Corporation for cancellation the original stock certificates, as the case may be, duly endorsed for cancellation and such shares of Series A Preferred Stock shall be deemed to have been converted in accordance with this Section 6 as of the date of the occurrence of the Mandatory Conversion Event.

(d) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash payment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the business day on which such shares of Series A Preferred Stock are deemed to have been converted.

(e) Adjustments.

(i) If the Corporation shall at any time after the date of the Stock Purchase Agreement (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other Person, the Adjusted Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged or reclassified pursuant to clause (e)(i)(C), (e)(i)(D) or (e)(i)(E) above of this Section 6) which, if the Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification, assuming for purposes of such calculation that such holder of Common Stock of the Corporation (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made, as the case may be (“constituent person”), or an affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (provided, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section 6(e) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) If the Corporation shall at any time after the date of the Stock Purchase Agreement issue or sell any Common Stock (other than Excluded Securities) during the one year period ending on the first anniversary of the First Funding Date without consideration or for a consideration per share less than the Adjusted Conversion Price then in effect, then the Adjusted Conversion Price to be in effect after such issuance or sale shall be adjusted to equal the lowest consideration per share received by the Corporation pursuant to any such issuance; provided, however, that notwithstanding anything in this Certificate of Designations to the contrary, no adjustment in the Adjusted Conversion Price shall be effectuated, or required to be effectuated, pursuant to this Section 6(e)(ii) unless and until the Corporation issues or is deemed to have issued shares of Common Stock (other than Excluded Securities) which, when aggregated with all shares of Common Stock (other than Excluded Securities) issued or deemed to have been issued by the Corporation after the date of the Stock Purchase Agreement have an aggregate Market Price (as to each issuance or deemed issuance, measured as of the date of each such issuance or deemed issuance) in excess of $5,000,000, at which time adjustments in the Adjusted Conversion Price pursuant to this Section 6(e)(ii) shall be effectuated, and be required to be effectuated, hereunder with respect to all issuances or deemed issuances of Common Stock that comprised or that are in excess of such $5,000,000 amount, as if all such issuances occurred on the date such threshold is exceeded.

(iii) If the Corporation shall issue or sell any Common Stock (other than Excluded Securities) at any time subsequent to the one year anniversary of the First Funding Date without consideration or for a consideration per share less than the Adjusted Conversion Price then in effect, then the Adjusted Conversion Price to be in effect after such issuance or sale shall be determined by multiplying the Adjusted Conversion Price in effect immediately prior to such issuance or sale by a fraction, (A) the numerator of which shall be the aggregate number of shares of Common Stock outstanding immediately before such issuance or sale, plus the aggregate number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock are convertible immediately before such issuance or sale (but excluding any other options, warrants or convertible securities), plus the aggregate number of shares of Common Stock that the aggregate consideration received by the Corporation upon such issuance or sale would purchase at the Adjusted Conversion Price then in effect and (B) the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately before such issuance or sale, plus the aggregate number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock are convertible immediately before such issuance or sale (but excluding any other options, warrants or convertible securities), plus the aggregate number of shares of Common Stock so issued or sold.

(iv) For purposes of making any adjustment required under Sections 6(e)(ii) and/or 6(e)(iii), the value of the consideration received by the Corporation for any issuance or sale of securities shall:

(A) insofar as it consists of cash, be computed as the aggregate of cash received by the Corporation;

(B) insofar as it consists of property other than cash (subject to clause (C) below), be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors;

(C) insofar as it consists of securities, be computed as follows (1) the market price thereof (computed in a manner similar to the definition of “Market Price” of Common Stock) averaged over a period of fifteen (15) consecutive trading days consisting of the day as of which the current fair market value of such securities is being determined (or if such day is not a trading day, the trading day next preceding such day) and the fourteen (14) consecutive trading days prior to such day, or (2) if on the date for which current fair market value is to be determined such securities are not listed on any securities exchange or quoted on the Nasdaq National Market or the over-the-counter market, the current fair market value of such securities shall be the highest price per share which the Corporation could then obtain from a willing buyer (not a current employee or director) for such securities sold by the Corporation, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Corporation, unless prior to such date the Corporation has become subject to a merger, acquisition or other consolidation pursuant to which the Corporation is not the surviving party, in which case the current fair market value of such securities shall be deemed to be the value received by the holders of such securities for each share thereof pursuant to the Corporation’s acquisition; or

(D) if shares of Common Stock are issued together with other shares or securities ;or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) through (C) above, as determined in good faith by the Board of Directors; provided, however, that if the holders of a majority of the then-outstanding shares of Series A Preferred Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value. The holders shall be notified promptly of any consideration other than cash to be received by the Corporation and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

(v) Except for and with respect to Excluded Securities, in the event that the Corporation fixes a record date for the issuance of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible or exchangeable into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the Adjusted Conversion Price in effect on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion or exchange of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Adjusted Conversion Price then in effect shall be adjusted pursuant to Section 6(e)(ii) or 6(e)(iii) hereof, as the case may be, as though such maximum number of shares of Common Stock had been so issued for the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 6(e)(iv) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6(e)), the Adjusted Conversion Price then in effect shall again be adjusted to be the Adjusted Conversion Price which would then be in effect if such record date had not been fixed, in the former event, or the Adjusted Conversion Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

(vi) Except for and with respect to Excluded Securities, in the event that the Corporation issues rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible or exchangeable into shares of Common Stock) or shall issue securities that are convertible or exchangeable, directly or indirectly, into Common Stock, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Adjusted Conversion Price then in effect, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion or exchange of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Adjusted Conversion Price shall be adjusted pursuant to Section 6(e)(ii) or 6(e)(iii) hereof, as the case may be, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the minimum aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 6(e)(iv) hereof. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6(e)), the Adjusted Conversion Price shall again be adjusted to be the Adjusted Conversion Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Adjusted Conversion Price which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Adjusted Conversion Price Factor shall be made pursuant to this Section 6(e)(vi) to the extent that the Adjusted Conversion Price shall have been adjusted pursuant to Section 6(e)(v) hereof upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

(vii) No adjustment to the Adjusted Conversion Price pursuant to Sections 6(e)(ii), 6(e)(iii), 6(e)(v) and/or 6(e)(vi) hereof shall be required unless such adjustment would require an increase or decrease of at least $.01 in the Adjusted Conversion Price; provided however, that any adjustments which by reason of this Section 6(e)(vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(e) shall be made to the nearest four decimal points.

(viii) In the event that, at any time as a result of the provisions of this Section 6(e), the holder of Series A Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(f) Upon the occurrence of each adjustment or readjustment of the Initial Conversion Price or any subsequent Adjusted Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish by certified or registered mail to each holder, if any, of Series A Preferred Stock outstanding at such holder’s address shown in the Corporation’s registry, a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall also, upon the written request of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Adjusted Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series A Preferred Stock certificates, if the same shall reflect the Initial Conversion Price or any subsequent Adjusted Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Certificate of Designations, which shall control.

(g) The Corporation shall pay any and all documentary, stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(h) No adjustment to the Initial Conversion Price or any subsequent Adjusted Conversion Price shall reduce the Adjusted Conversion Price below the then par value of the Common Stock.

7. Voting Rights.

(a) Except as otherwise provided herein, or as otherwise provided by applicable law, the holders of the shares of Series A Preferred Stock (i) shall be entitled to vote with the holders of the Common Stock, as a single class, on all matters submitted for a vote of holders of Common Stock, (ii) shall be entitled to a number of votes equal to one vote per share of Series A Preferred Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common Stock) and (iii) shall be entitled to notice of all stockholders’ meetings in accordance with the certificate of incorporation and bylaws of the Corporation.

(b) The Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the total number of shares of Series A Preferred Stock then outstanding, voting together as a single class:

(i) amend, add or repeal, including an amendment, addition or repeal effected by merger, consolidation, reorganization or any other means, any provision of, or add any provision to, the Corporation’s Certificate of Incorporation, as amended, or Bylaws if such action would alter or change this Section 7 or otherwise adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock or otherwise adversely affect the holders of Series A Preferred Stock as a class;

(ii) offer, sell, designate, authorize or issue, including by merger, consolidation, reorganization or any other means, shares of any class or series of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred Stock;

(iii) authorize or issue any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred Stock;

(iv) reclassify, including by merger, consolidation, reorganization or any other means, any shares of capital stock of the Corporation into shares having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred Stock;

(v) increase the number of shares of Series A Preferred Stock authorized pursuant to this Certificate of Designations or, except at a Funding pursuant to the Stock Purchase Agreement, issue any shares of Series A Preferred Stock; or

(vi) pay or declare any dividend, whether in cash or property, or make any other distribution on, any Common Stock or other equity securities (including other Preferred Stock) of the Corporation other than any payment due (A) pursuant to the Contingent Value Rights Agreement, (B) to CapitalSource in connection with an exercise of its “put right” under Section 10 of the CapitalSource Warrant or (C) to The 1818 Fund in connection with its rights under Article XIII of the 1818 Securities Purchase Agreement.

(c) The consent or votes required in Section 7(b) above shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in Section 7(a) above.

(d) Upon completion of the First Funding, the holders of shares of Series A Preferred Stock, voting as a single class, shall be entitled to elect up to two members of the Board of Directors in the aggregate, each of whom shall be nominated by the holders of a majority of the outstanding Series A Preferred Stock and, in the event that the holders of a majority of the Series A Preferred Stock issued at the First Funding elect to exercise such right, the number of directors then constituting the Board of Directors shall be increased, if necessary, in order to provide for a total of two additional Board seats. Whenever a majority of the shares of Series A Preferred Stock issued at the Fundings have been converted into Common Stock pursuant to this Certificate of Designations or have been transferred by the initial holders thereof or an Affiliate of the initial holders to a Person that is not an Affiliate of the initial holders, then the right of the holders of the Series A Preferred Stock to elect such additional director(s) shall cease, and the term of office of any person elected as director by the holders of the Series A Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

8. Reports. The Corporation shall mail to all holders of Series A Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

9. No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment. Notwithstanding the foregoing sentence, the Corporation shall not be prohibited from undertaking any actions set forth in, and in strict compliance with, Section 7(b) of this Certificate of Designations.

10. Notices of Record Date. If the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock or other equity securities, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock or other equity securities outstanding involving a change in the Common Stock or other equity securities;

(iv) to convert any of the Series A Preferred Stock pursuant to Section 6(a) of this Certificate of Designations; or

(v) to merge or consolidate with or into any other Person, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up (as defined herein), then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock:

(1) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (v) above; and

(2) in the case of the matters referred to in (iii) and (v) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation; provided, however, that so long as (A) Oak, Salix and The 1818 Fund are the only holders of Series A Preferred Stock and (B) a partner or employee of each of Oak, Salix and The 1818 Fund (or of any general partners or investment advisers thereof) is then serving on the Corporation’s Board of Directors, written notice under this Section 10 shall be deemed given to the holders of Series A Preferred Stock if the notice required to be given to the holders of Series A Preferred Stock under this Section 10 is given to the respective members of the Board of Directors in the manner provided for in this Section 10.

11. No Reissuance of Stock; No Consummation of Second Funding. No share or shares of Series A Preferred Stock that are converted, purchased or otherwise acquired by the Corporation may be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation is authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly. If shares of Series A Preferred Stock are not issued at the Second Funding due to the termination of the obligation of the purchasers under the Stock Purchase Agreement to purchase shares of Series A Preferred Stock at the Second Funding, or due to the termination of the obligation of the Corporation to issue shares of Series A Preferred Stock at the Second Funding, the Corporation shall not issue any shares of Series A Preferred Stock in excess of the number already issued at the First Funding, and the Corporation will reduce the authorized number of shares of Series A Preferred Stock to the number issued at the First Funding.

12. Headings. The headings of the Sections, subsections, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

13. Office. The Corporation will, so long as any shares of Series A Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration and where such shares may be presented for conversion.

IN WITNESS WHEREOF, Psychiatric Solutions, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 24th day of March, 2003.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Joey A. Jacobs
	Name:	Joey A. Jacobs
	Title:	President and Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 04:55 PM 12/15/2005
FILED 04:41 PM 12/15/2005 SRV 051026901 – 2148781 FILE

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PSYCHIATRIC SOLUTIONS, INC.

PSYCHIATRIC SOLUTIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Psychiatric Solutions, Inc.

SECOND; The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 1998, and was amended on August 5, 2002, August 30, 2002 and March 21, 2003.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that Section A of ARTICLE V reads in its entirety as follows:

“A. This Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation is authorized to issue is One Hundred Twenty-Six Million One Hundred Eighty-Six Thousand Five Hundred Thirty (126,186,530) shares, of which One Hundred Twenty-Five Million (125,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share, and One Million One Hundred Eighty-Six Thousand Five Hundred Thirty (1,186,530) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

FOURTH: The above amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted and approved at a meeting of the members of the Board of Directors and duly adopted and approved at a special meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate on this 15th day of December, 2005.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	Executive Vice President, General Counsel and Secretary

State of Delaware Secretary of State Division of Corporations Delivered 04:30 PM 09/27/2006
FILED 04:30 PM 09/27/2006 SRV 060892221 - 2148781 FILE

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PSYCHIATRIC SOLUTIONS, INC.

PSYCHIATRIC SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: The name of the corporation is Psychiatric Solutions, Inc. (the “Corporation”).

SECOND: That a Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 15, 2005 (the “Certificate of Amendment”) and that said Certificate of Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

THIRD: The inaccuracy or defect in said Certificate of Amendment was that, in addition to increasing the authorized shares of common stock and decreasing the authorized shares of preferred stock of the Corporation, Article Three of the Certificate of Amendment was intended to eliminate the Series A Convertible Preferred Stock that was previously outstanding and had been converted into common stock. A sentence specifically addressing the elimination of the Series A Convertible Preferred Stock was omitted from Article Three of the Certificate of Amendment and is hereby added by this Certificate of Correction.

FOURTH: The Third Article of the Certificate of Amendment is corrected to read as follows:

“THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that Section A of ARTICLE V reads in its entirety as follows:

A. This Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of stock that the Corporation is authorized to issue is One Hundred Twenty-Six Million One Hundred Eighty-Six Thousand Five Hundred Thirty (126,186,530) shares, of which One Hundred Twenty-Five Million (125,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share, and One Million One Hundred Eighty-Six Thousand Five Hundred Thirty shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share. None of the authorized shares of Series A Convertible Preferred Stock are outstanding and none will be issued subject to the certificate of designation previously filed with respect to said series.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 27th day of September, 2006.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Christopher L Howard
Christopher L Howard
Executive Vice President, General Counsel
and Secretary